SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


                                    HPR INC.
             -----------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
             -----------------------------------------------------
                         (Title of Class of Securities)

                                    403912108
             -----------------------------------------------------
                                 (CUSIP Number)






CUSIP No.                             13G                      Page 1 of 3 Pages

          403912108

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   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          HLM MANAGEMENT CO. INC. TAX I.D. 04 280 3046


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   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
           HLM MANAGEMENT CO. INC.                           (a)  [  ]
           222 BERKELEY ST.                                  (b)  [  ]
           BOSTON, MA 02116

--------------------------------------------------------------------------------
   3   SEC USE ONLY



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   4   CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.


--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES              692,000
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH               692,000
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               692,000

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  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               5.07%

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  12   TYPE OF REPORTING PERSON*

               IA


--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT



                                                               Page 2 of 3 Pages





Item 1.     (a)   Name of Issuer:
                                   HPR INC.

            (b)   Address of Issuer's Principal Executive Offices:
                                   245 FIRST STREET
                                   CAMBRIDGE, MA  02142
Item 2.     (a)   Name of Person Filing:
                                   HLM MANAGEMENT CO. INC.

            (b)   Address of Principal Business Office:
                                   HLM MANAGEMENT CO. INC
                                   222 BERKELEY ST. BOSTON, MA 02116
            (c)   Citizenship:
                                   MASSACHUSETTS & U.S.

            (d)   Title of Class of Securities:
                                   COMMON

            (e)   CUSIP Number:
                                   403912108

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer  registered under Section  15 of  the
                        Act

            (b)   [ ]   Bank as defined in section 3(a)(6) of the Act

            (c)   [ ]   Insurance Company  as defined  in section  3(a)(19) of
                        the Act

            (d)   [ ]   Investment Company registered under  section 8 of  the
                        Investment Company Act

            (e)   [X]   Investment Adviser registered under section 203 of the
                        Investment Advisers Act of 1940

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is  subject
                        to the  provisions of  the Employee Retirement  Income
                        Security Act of  1974 or Endowment  Fund; see  Section
                        240.13d-1(b)(1)(ii)(F)

            (g)   [ ]   Parent  Holding  Company, in  accordance  with Section
                        240.13d-1(b)(1)(ii)(G)

            (h)   ( )   Group,   in   accordance    with   Section    240.13d-
                        1(b)(1)(ii)(H)




                                                               Page 3 of 3 Pages


Item 4.     Ownership.
                 5.07%
                 REPORTING PARTY HAS SOLE VOTING & DISPOSITIVE POWER ON ALL SUCH SHARES
Item 5.     Ownership of Five Percent or Less of a Class.



Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.



Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                                             HLM MANAGEMENT CO. INC.

                                  Signature.   /s/ A.R. HABERKORN III
                                               -----------------------------
                                               A.R. HABERKORN III  CLERK

            After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date:

By:       2/10/97
   -------------------------------